CREDIT FACILITY AGREEMENT

THIS CREDIT FACILITY AGREEMENT (the "Agreement"), dated as of October 26, 2018 (the "Effective Date"), is entered into by and between Flux Power, Inc., a California corporation ("Borrower"), and Cleveland Capital, L.P., a Delaware limited partnership ("Lender").

WHEREAS, Borrower has requested that Lender make available to Borrower a short term line of credit (the "LOC") in a maximum principal amount at any time outstanding of up to Two Million Dollars ($2,000,000), the proceeds of which shall be used by Borrower to purchase inventory and as working capital; and

WHEREAS, Lender is willing to advance funds to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Borrower and Lender hereby agree as follows:

1. Credit Facility.

(a) Subject to the sole discretion of Lender, and subject to the terms and conditions of this Agreement, Lender hereby agrees to extend on an uncommitted discretionary basis a LOC of up to Two Million Dollars ($2,000,000) (the "Advances") to Borrower from time to time from the date hereof until terminated by the parties pursuant to the Unsecured Promissory Note, dated the date hereof, in substantially the form attached hereto as Exhibit A (the "Note"), the terms of which are incorporated herein by this reference. All Advances shall be made pursuant to the terms and obligations set forth in the Loan Documents.

(b) For the purposes of the Advances, subject to the limitations, terms and conditions set forth in the Loan Documents, Borrower may, from time to time, prior to the Due Date (as defined in the Note) draw down, repay, and re-borrow on the Note by giving notice to Lender of the amount to be requested to be drawn down.

(c) All Advances shall be used by Borrower for the purchase of inventory and for working capital purposes.

(d) The Note, together with all of the other agreements, documents, and instruments heretofore or hereafter executed in connection therewith or with the LOC to be made under this Agreement, as the same may be amended, supplemented or modified from time to time, shall collectively be referred to herein as the "Loan Documents."

2. Interest Rate and Fees. Interest and fees shall accrue and be payable on the Advances as set forth in the Note.

3. Representations and Warranties of Borrower. Borrower represents and warrants to Lender that:

(a) Corporate Existence and Power.

(i) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(ii) Borrower has the power and authority to own its properties and assets and to carry out its business as now being conducted.

(iii) Borrower has the power and authority to execute, deliver and perform the Loan Documents to which it is a party, to borrow and guaranty money in accordance with the terms thereof, to execute, deliver and perform its obligations under the Note and the other Loan Documents to which it is a party and any other documents made by it as contemplated hereby.

(b) Authorization and Approvals. All corporate action on the part of Borrower, its board of directors, and shareholders necessary for the (a) authorization, execution, delivery and performance by it of the Loan Documents to which it is a party, and (b) the performance of its obligations under the Loan Documents, has been taken or will be taken prior to this Agreement. This Agreement and the other Loan Documents, when executed and delivered by Borrower shall constitute the valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

(c) Pre-existing Business Relationship; Experience. Borrower has a pre-existing business relationship with Lender and has such knowledge and experience in financial and business matters: (a) to be capable of evaluating the merits and risks of the LOC, (b) to make an informed decision relating thereto, and (c) to protect its own interests in connection with the transaction contemplated by this Agreement. No fiduciary, advisory or agency relationship between Borrower and Lender is intended to be or has been created in respect of the transactions contemplated by the Loan Documents.

(d) Compliance with Laws, Etc. The execution and delivery of this Agreement and the other Loan Documents does not and will not violate any requirement of law or any contractual obligation of Borrower.

(e) Defaults. Borrower is not currently in default of any contractual obligation that would have a material adverse effect on Borrower's business, assets or financial condition.

(f) Litigation. There is no litigation, arbitration or other proceedings taking place, pending or to the knowledge of Borrower threatened against Borrower or any of its assets which questions the validity of this Agreement or the right of Borrower to enter into it or to consummate the transactions contemplated hereby.

4. Representations and Warranties of Lender. Lender represents and warrants to Borrower that:

(a) Requisite Power and Authority. Lender has all of the requisite power, authority, and capacity to execute, deliver, and comply with the terms of this Agreement, and such execution, delivery, and compliance does not conflict with, or constitute a default under, any instruments governing Lender, any law, regulation or order, or any agreement to which Lender is a party or by which the Lender may be bound. All action on Lender's part necessary for the execution and delivery of the Agreement, the consummation of the transactions contemplated hereby, and the performance of all obligations of Lender hereunder has been taken. This Agreement has been duly executed and delivered by Lender.

(b) Pre-existing business relationship; Experience. Lender has a pre-existing business relationship with Borrower and has such knowledge and experience in financial and business matters: (a) to be capable of evaluating the merits and risks of the loan to Borrower, (b) to make an informed decision relating thereto, and (c) to protect its own interests in connection with the transaction contemplated by this Agreement.

5. Covenants. Without the prior written consent of the Lender, Borrower covenants and agrees with Lender that, from and after the date of this Agreement until all amounts under the Loan Documents are paid in full that Borrower will not, and will not permit any of its subsidiaries to:

(a) Debt. Create, incur, assume, guarantee or be or remain liable with respect to any Debt. For purposes of the Loan Documents, "Debt" means, of any individual, corporation, partnership, business trust or other entity (a "Person"), (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations to pay the deferred purchase price of any property or services (except trade accounts payable arising in the ordinary course of business) and (iv) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person (or any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person);

(b) Encumbrances. Create, incur, assume or allow any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance (each, a "Lien") with respect to any of its property, or assign or otherwise convey any right to receive income, or permit any subsidiary so to do;

(c) Restricted Payments. Declare or pay any dividends or make any other payment or distribution on account of its equity interests, or redeem, purchase, retire, call or otherwise acquire any of its equity interests;

(d) Investments. Make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person;

(e) Disposition of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of its material assets, except in the ordinary course of business; and

(f) Prepayment of Debt. Make any optional or voluntary payment, prepayment, repurchase or redemption of any Indebtedness, except any amount under the Loan Documents.

6. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party will be in writing and will be given by delivery in person, by facsimile transmission, by email or other electronic communication, by overnight courier or by registered or certified mail, postage prepaid (and will be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, three (3) days after mailing if mailed by United States mail, and one (1) business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

If to Borrower: Flux Power, Inc.
Attn: President
985 Poinsettia Avenue, Suite A
Vista, CA 92081

If to Lender: Cleveland Capital, L.P.
Attn: General Partner
1250 Linda Street, Suite 304
Rocky River, OH 44116

or at such other address of which any party may, from time to time, advise the other party by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or facsimile (with confirmation) thereof.

7. Entire Agreement. This Agreement, the Loan Documents, and the other agreements entered into in connection herewith supersede all prior negotiations and agreements (whether written or oral) and constitute the entire understanding among the parties hereto.

8. Successors. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns.

9. Headings. The section headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of law and, in the event of any litigation or other dispute in connection with this Agreement or any of the exhibits attached hereto, the venue and jurisdiction of which shall be in the Court of Chancery of the State of Delaware.

11. Delay, Etc. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor be construed to be a waiver of any such right, power or remedy, nor constitute any course of dealing or performance hereunder.

12. Costs and Attorneys' Fees and Indemnity. Borrower agrees (i) to pay on demand all costs and expenses of Lender in connection with the Loan Documents, including all costs and expenses in connection with any default and the enforcement of this Agreement, all taxes and similar charges and levies, any filing, registration, recording contemplated by the Loan Documents, any litigation, dispute, suit, proceeding or action and the protection of its interests in bankruptcy, insolvency or other legal proceedings and (ii) defend, indemnify and hold harmless Lender against any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) arising from or relating to the negotiation, execution, delivery, performance, administration or enforcement of any of the Loan Documents, any of the transactions contemplated by the Loan Documents, any breach by Borrower of any representation, covenant or other agreement contained in any of the Loan Documents, any environmental claim or cleanup of any hazardous materials, any investigation, litigation or other proceedings. The term "expenses," as used herein, means any expenses incurred by Lender in connection with any of the out of court, state, federal or bankruptcy proceedings referenced above, including but not limited to, the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Lender in connection therewith. Lender shall also be entitled to its attorneys' fees, costs and expenses incurred in any post judgment proceedings to collect and enforce the judgment.

13. Waiver and Amendment. Any of the terms and provisions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written instrument executed by such party. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

14. Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts (any of which may be delivered by fax or electronic mail transmission), each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement effective as of the date first above written.

BORROWER:

Flux Power, Inc.,
a California corporation

By: ______________________________
Ronald F. Dutt, Chief Executive Officer

LENDER:

Cleveland Capital, L.P.

By: ______________________________
Wade Massad,
Managing Member of General Partner

EXHIBIT A

UNSECURED PROMISSORY NOTE

UNSECURED PROMISSORY NOTE

$2,000,000

Vista, California
October 26 2018

FOR VALUE RECEIVED, Flux Power, Inc., a California corporation ("Borrower"), hereby unconditionally promises to pay to Cleveland Capital, L.P., a Delaware limited partnership ("Lender"), the principal amount of Two Million Dollars ($2,000,000) or such lesser principal amount ("Principal Amount") as Lender may have advanced to Borrower pursuant to that certain Credit Facility Agreement, dated October __, 2018, by and between Borrower and Lender (the "Credit Facility Agreement"), together with the origination fee and interest on the outstanding Principal Amount in accordance with the terms hereof, from the date hereof until the date on which this Note is paid in full.

This Note is made and delivered by Borrower to Lender pursuant to the terms of the Credit Facility Agreement. Under the Credit Facility Agreement, Lender agreed to advance funds up to a maximum of Two Million Dollars ($2,000,000) to Borrower, from time to time, to be used by Borrower to purchase inventory and for general working capital purposes. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Credit Facility Agreement.

1. Advances. So long as there is no Event of Default (as defined below in Section 5), Lender may at its sole discretion on an uncommitted and discretionary basis provide Advances hereunder so long as the total of all unpaid Advances at the time of such request does not exceed Two Million Dollars ($2,000,000) (the "Maximum Amount"). If, at any time or for any reason, the amount of Advances pursuant to this Note owed by Borrower to Lender exceeds the Maximum Amount, Borrower shall immediately pay to Lender, in cash, the amount of such excess. Lender is hereby authorized to record the date and amount of each Advance on the grid attached hereto as Attachment A and incorporated herein and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

2. Origination Fee. Origination fees in the aggregate amount of $20,000, which represents one percent (1%) of the LOC ("Origination Fees"), are due and payable to Lender on or before the Maturity Date.

3. Terms of the Promissory Note.

(a) Interest Rate. Simple Interest on the then outstanding Principal Amount of this Note shall accrue at a rate of one percent (1%) per month (12% per annum). All interest shall be calculated on the basis of the actual daily balances of Principal Amount outstanding for the exact number of days elapsed, using a year of three hundred sixty (360) days. Any outstanding principal of the Advances and (to the fullest extent permitted by law) any other amount payable under the Loan Documents that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at 14% per annum.

(b) Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with the Origination Fees and all accrued but unpaid interest payable thereon, shall be due and payable without demand or notice, subject to acceleration as provided in this Note, on December 31, 2018 (the "Maturity Date").

(c) Voluntary Prepayment Premium. The Advances including any accrued and unpaid interests due under this Note may be prepaid, in whole or in part, at any time prior to the Maturity

Date at Borrower's election; provided, however, such prepayment shall be made together with the payment of a voluntary prepayment premium for each Advance equal to (A) the interest that would have been earned from the date of the Advance to a date that is 61 days from the date such Advance was made, less (B) the accrued interest on such Advances (subject to Section 7 of this Note). Prepayments will be first applied against the voluntary prepayment premium, accrued interest, and then principal. Full prepayment of an Advance will include payment of all principal plus all interest then due (including the voluntary prepayment premium) as of the payoff date.

4. Set-Off. In addition to any other rights or remedies which Lender may have (whether hereunder, by law or otherwise), Lender is authorized at any time and from time to time, without prior notice to Borrower, to set-off and apply against any and all amounts owing at such time by Lender to or for the account of Borrower against all obligations owing by Borrower to Lender under this Note now or hereafter existing, irrespective of whether Lender shall have made any demand under this Note and although such obligations may be contingent or unmatured. All payments under this Note made to Lender shall be made without offset, deduction, taxes or withholdings.

5. Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

(a) Payments. Borrower fails to make any payment when due under this Note.

(b) Representations and Warranties. Any representation or warranty by Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made.

(c) Failure by Borrower to Perform Other Covenants. Borrower shall fail to perform or observe any other term, covenant or agreement contained herein and any such failure shall remain unremedied for a period of twenty (20) days from the occurrence thereof (unless Lender reasonably determines that such failure is not capable of remedy).

(d) Insolvency. (i) Borrower shall be dissolved, liquidated, wound up or cease its existence, except to the extent expressly permitted hereunder; or (ii) Borrower (A) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due (with the exception of the account receivable currently owed to the Lender), subject to applicable grace periods, if any, whether at stated maturity or otherwise; (B) shall voluntarily cease to conduct its business in the ordinary course, except to the extent expressly permitted hereby; (C) shall commence any Insolvency Proceeding with respect to itself; or (D) shall take any action to effectuate or authorize any of the foregoing. As used herein, "Insolvency Proceeding" means (i) any case, action or proceeding before any court or other governmental agency or authority relating to Bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code; and "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy."

(e) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Borrower's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within thirty (30) days after commencement, filing or levy; (ii) Borrower admits the material allegations of a petition against it in any Insolvency Proceeding,

or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefore), or other similar Person for itself or a substantial portion of its property or business.

(f) Material Adverse Change. Any Material Adverse Change shall occur that gives Lender reasonable grounds to conclude that Borrower may not, or will be unable to, perform or observe in the normal course its obligations under this Note. For the purpose of this Note, "Material Adverse Change" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower, taken as a whole, or (ii) the ability of Borrower to repay the obligations under this Note or otherwise perform its obligations under the Loan Documents.

(g) Judgments. (i) A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) which is not fully covered by third-party insurance shall be rendered against Borrower, or (ii) any non-monetary judgment or order shall be rendered against Borrower which has resulted in or would reasonably be expected to result in a Material Adverse Change; and in each case there shall be any period of thirty (30) consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Upon the occurrence of an Event of Default hereunder, Lender may, in its sole and absolute discretion, declare the entire unpaid Principal Amount, together with all accrued and unpaid interest thereon, and all other amounts and payments due hereunder, immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and exercise all rights and remedies available to Lender under the Loan Documents and applicable law (provided upon the happening of an event specified in subsections (d) or (e) of this Section with respect to the Borrower, the Principal Amount, accrued interest and any other sums payable by the Borrower under the Loan Documents shall be immediately due and payable without declaration or other notice to the Borrower).

6. Costs and Expenses. Borrower agrees (i) to pay on demand all costs and expenses of Lender in connection with the Loan Documents, including all costs and expenses in connection with any default and the enforcement of this Agreement, all taxes and similar charges and levies, any filing, registration, recording contemplated by the Loan Documents, any litigation, dispute, suit, proceeding or action and the protection of its interests in bankruptcy, insolvency or other legal proceedings and (ii) defend, indemnify and hold harmless Lender against any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) arising from or relating to the negotiation, execution, delivery, performance, administration or enforcement of any of the Loan Documents, any of the transactions contemplated by the Loan Documents, any breach by Borrower of any representation, covenant or other agreement contained in any of the Loan Documents, any environmental claim or cleanup of any hazardous materials, any investigation, litigation or other proceedings. The term "expenses," as used herein, means any expenses incurred by Lender in connection with any of the out of court, state, federal or bankruptcy proceedings referenced above, including but not limited to, the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Lender in connection therewith. Lender shall also be entitled to its attorneys' fees, costs and expenses incurred in any post judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Note into any judgment on this Note.

7. Other Provisions Relating to Interest and Charges. Notwithstanding any other provision contained in this Note or in any agreement, document or instrument related to the transaction of which this Note is a part: (a) the interest rate, charges and the payments provided for herein and therein shall in

no event exceed the rates and charges and the payments which would result in interest being charged at a rate exceeding the maximum allowed by law; and (b) if, for any reason whatsoever, the Lender hereof ever receives as interest (or as a charge in the nature of interest) in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder. Any such amount shall not be applied toward payment of interest (or toward payment of a charge in the nature of interest).

8. Severance. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

9. No Amendment or Waiver Except in Writing. This Note may be amended or modified only by a writing duly executed by Borrower and Lender, which expressly refers to this Note and the intent of the parties so to amend this Note. No provision of this Note will be deemed waived by Lender, unless waived in a writing executed by Lender, which expressly refers to this Note, and no such waiver shall be implied from any act or conduct of Lender, or any omission by Lender to take action with respect to any provision of this Note. No such express written waiver shall affect any other provision of this Note, or cover any default or time period or event, other than the matter as to which an express written waiver has been given. Borrower may not assign or delegate this Note without the prior written consent of Lender.

10. Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and permitted assigns. Neither party may assign or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the other party (and any purported assignment without such consent shall be void).

11. No Benefit. Nothing expressed in or to be implied from this Note is intended to give, or shall be construed to give, any person or entity, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Note or under or by virtue of any provision herein.

12. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party, will be in writing and will be given by delivery in person, by facsimile transmission, by email or other electronic communication, by overnight courier or by registered or certified mail, postage prepaid (and will be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, three (3) days after mailing if mailed by United States mail, and one (1) business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

If to Borrower:

Flux Power, Inc.
Attn: President
985 Poinsettia Avenue, Suite A
Vista, CA 92081

If to Lender: Cleveland Capital, L.P.
Attn: General Partner
1250 Linda Street, Suite 304
Rocky River, OH 44116

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or facsimile (with confirmation) thereof.

13. Miscellaneous.

(a) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

(b) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

(d) Any captions and headings are for convenience of reference only and shall not affect the construction of this Note.

(e) The rights and remedies of Lender as provided in this Note shall be cumulative and concurrent and may be pursued singly, successively or together against Borrower, or any other persons or entities who are, or may become liable for all or any part of this indebtedness, and any other funds, property or security held by Lender for the payment hereof, or otherwise, at the sole discretion of Lender. Failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies, or the right to exercise them at any later time.

14. Law and Jurisdiction. This Note shall be construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of law and, in the event of any litigation or other dispute in connection with this Note or any of the exhibits attached hereto, the venue and jurisdiction of which shall be in the Court of Chancery of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of Borrower has executed this Note as of the date first set forth above.

BORROWER:

Flux Power, Inc.,
a California corporation

By: ______________________________
Ronald F. Dutt, Chief Executive Officer

ATTACHMENT A
OF THE UNSECURED PROMISSORY NOTE

SCHEDULE OF ADVANCES

Date of Advance	Amount Advanced	Amount Repaid	Amount Available
10/26/18	$1,000,000		$1,000,000